SELLAS Life Sciences Announces Review of Strategic Alternatives

Phase 1/2 basket trial of lead clinical candidate, galinpepimut-S (GPS), plus Keytruda® (pembrolizumab) ongoing; Phase 3 registrational study for GPS monotherapy in acute myeloid leukemia (AML) planned

Discussions on development path for nelipepimut-S (NPS) ongoing with U.S. Food and Drug Administration (FDA)

Engages Cantor Fitzgerald & Co. in its review of strategic alternatives as it seeks to maximize shareholder value

New York, NY, February 26, 2019 -- SELLAS Life Sciences Group, Inc. (Nasdaq: SLS) (“SELLAS” or the “Company”), a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapies for a broad range of cancer indications, today announced that its Board of Directors is conducting a review of strategic options focusing on maximizing shareholder value. The Company has engaged Cantor Fitzgerald & Co. to act as its strategic and financial advisor for this process.

“We are committed to identifying a strategic plan which will enhance shareholder value while allowing for the acceleration of our development programs, so that our novel immunotherapeutics, GPS and NPS, may benefit cancer patients,” commented Angelos M. Stergiou, M.D., ScD h.c., President and Chief Executive Officer of SELLAS.

The Company plans to explore a wide range of strategic alternatives that include, among others, a sale of the Company, business combination, merger or reverse merger with another company, strategic investment/financing, or a funded collaboration or partnership which would allow the Company to continue with its current business plan of advancing the clinical development of its lead product candidates, GPS and NPS.

SELLAS recently initiated a Phase 1/2 prospective multi-arm (‘basket’ type), open-label, multi-institutional, U.S.-only clinical study of GPS in combination with Merck & Co., Inc.’s anti-PD-1 therapy, pembrolizumab (Keytruda®). The ongoing study is investigating GPS’s effects on the rate of morphological partial to complete response conversion in patients with AML on hypomethylating agents and on the overall response rate in adult patients with ovarian cancer, TNBC, small cell lung cancer, and colorectal cancer with measurable metastatic disease. The study is being led by Drs. Richard Maziarz of Oregon Health and Science University and Roisin O’Cearbhaill of Memorial Sloan Kettering Cancer Center.

The Company also has planned a Phase 3 prospective open-label, randomized, controlled, global, registration-enabling clinical study of GPS monotherapy versus predefined investigator’s choice best available maintenance therapy in adult patients with AML who have achieved their morphological second complete response (with or without complete platelet count recovery; CR2/CR2p) following successful second-line antileukemic therapy. This study is being led by Drs. Hagop Kantarjian of MD Anderson Cancer Center and Gert Ossenkoppele of Amsterdam University Medical Center (VUMC) and the HOVON network.

The Company’s second clinical candidate, NPS, is being developed for TNBC. The Company is currently engaged in discussions with the FDA regarding trial design for a Phase 3 registrational study in TNBC.

The Company has not set a timeline for this process and there can be no assurance that a transaction will be entered into or consummated or, if a transaction is undertaken, as to its terms, structure or timing. The Company does not expect to discuss or disclose further developments regarding the strategic process unless and until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate or required by law.

Keytruda® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, N.J., USA, and is not a trademark of SELLAS. The manufacturer of this brand is not affiliated with and does not endorse SELLAS or its products.

About SELLAS Life Sciences Group, Inc.

SELLAS is a clinical-stage biopharmaceutical company focused on novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the Wilms Tumor 1 (WT1) protein, which is present in an array of tumor types. GPS has potential as a monotherapy or in combination to address a broad spectrum of hematologic malignancies and solid tumor indications. SELLAS has a Phase 3 clinical trial planned (pending funding availability) for GPS in AML and is also studying GPS in combination with pembrolizumab in multiple indications. SELLAS has received Orphan Drug designations for GPS from the FDA and the European Medicines Agency (EMA) for AML, malignant pleural mesothelioma (MPM), and multiple myeloma (MM); GPS has also received Fast Track designation for AML, MPM and MM from the FDA. SELLAS’ second product candidate, NPS, is a HER2-directed cancer immunotherapy being investigated for the prevention of the recurrence of breast cancer after standard of care treatment in the adjuvant setting. NPS has received Fast Track status designation by FDA for the treatment of patients with early stage breast cancer with low to intermediate HER2 expression, otherwise known as HER2 1+ or 2+, which includes TNBC patients, following standard of care.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the Company’s plans to explore strategic alternatives, the potential outcome and benefits of a strategic transaction or a financing, and the further development of GPS and NPS, including the timing of clinical results, the potential time to market for GPS and NPS, the potential results from a clinical trial and interactions with the U.S. Food and Drug Administration. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the Company’s ability to identify potential strategic and financial transactions and to complete any transactions it pursues, whether SELLAS will be able to realize the expected benefits from a strategic review or a strategic transaction, immune-oncology product development and clinical success thereof, the uncertainty of regulatory approval, the uncertainty of finding potential partners for product candidate development, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in Exhibit 99.1 in its Current Report on Form 8-K filed on July 18, 2018 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Investor Contacts
Will O’Connor
Stern Investor Relations, Inc.
212-362-1200
ir@sellaslife.com

Barbara A. Wood
SELLAS Life Sciences Group
813-864-2571
info@sellaslife.com